                                  Filed pursuant to Rule 424(b)(5)
                                  Registration No. 333-71413
                                  Registration No. 333-71413-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 16, 1999)

                                  $200,000,000

                       The May Department Stores Company
                             a New York corporation

                             8% DEBENTURES DUE 2012

        Payment of principal and interest unconditionally guaranteed by
                       The May Department Stores Company
                             a Delaware corporation
                               (the "Guarantor")

                            ------------------------

                   Interest payable on January 15 and July 15

                            ------------------------

MAY MAY REDEEM ANY OF THE DEBENTURES AT THE REDEMPTION PRICES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                   PRICE 99.901% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                       UNDERWRITING
                                                  PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                   PUBLIC               COMMISSIONS              COMPANY
                                                  --------             -------------           -----------
Per Debenture............................          99.901%                 .675%                 99.226%
Total....................................       $199,802,000            $1,350,000            $198,452,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the debentures to purchasers on July 14, 2000.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                             CHASE SECURITIES INC.
                                                            SALOMON SMITH BARNEY

July 11, 2000

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
Use of Proceeds........................  S-3
Recent Developments....................  S-3
Description of Securities..............  S-3
Underwriters...........................  S-7
Experts................................  S-8
Legal Matters..........................  S-8

                                         PAGE
                                         ----
PROSPECTUS
Where You Can Find More Information....    2
Information About May -- the Issuer of
  the Debt Securities..................    3
Information About the Guarantor........    3
Use of Proceeds........................    3
Ratio of Earnings to Fixed Charges.....    4
Description of Debt Securities.........    4
Plan of Distribution...................   11
Experts................................   11
Validity of the Debt Securities........   11

                            ------------------------

     You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We are offering to sell the debentures and seeking offers to buy the debentures only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus is accurate only as of the dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the debentures. In this paragraph, "we" refers to both May and the Guarantor.

                                USE OF PROCEEDS

     May intends to use the net proceeds from the sale of the debentures for the acquisition of David's Bridal, Inc., for stock repurchases, to repay a portion of our outstanding commercial paper and other short-term indebtedness, capital expenditures, working capital needs and other general corporate purposes, including investments and acquisitions.

                              RECENT DEVELOPMENTS

     On July 3, 2000, the Guarantor and David's Bridal, Inc. announced that the Guarantor will acquire David's Bridal for $20 per share or about $436 million in a tender offer to existing David's Bridal shareowners, subject to customary regulatory approvals and certain conditions. On July 10, 2000, the Guarantor commenced a tender offer for all of the outstanding shares of David's Bridal. The tender offer is scheduled to expire at 12:00 midnight on August 7, 2000 unless the offer is extended. Following the acquisition, David's Bridal will operate as a division of the Guarantor. With the acquisition, May will operate 532 store locations with sales in excess of $14 billion in 40 states, the District of Columbia and Puerto Rico by fiscal year-end 2000.

                           DESCRIPTION OF SECURITIES

     The debentures are to be issued under an Indenture (the "Indenture"), dated as of June 17, 1996, among May, the Guarantor and Bank One Trust Company, National Association (successor in interest to The First National Bank of Chicago) (the "Trustee"). This description supplements the description of the general terms and provisions of the debentures and the Indenture set out in the accompanying prospectus under the heading "Description of Debt Securities." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that those sections or defined terms shall be incorporated herein by reference.

GENERAL

     The debentures will be initially limited to $200,000,000 aggregate principal amount and will mature on July 15, 2012.

     The debentures will bear interest at the rate per annum shown on the cover page of this prospectus supplement from July 14, 2000, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2001, to the persons in whose names the debentures are registered at the close of business on the first day of January or July, as the case may be, next preceding such Interest Payment Date.

     Ownership of beneficial interests in the debentures will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for the debentures. Payment with respect to the debentures represented by a Book-Entry Security will be made to the Depositary as the registered owner of the debentures.

REDEMPTION

     The debentures will be redeemable, in whole or from time to time in part, at the option of May on any date (a "Redemption Date"), at a redemption price equal to the greater of (1) 100 percent of the principal amount of the debentures to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to that Redemption Date) discounted to that Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to that Redemption Date; provided that installments of interest on the debentures which are due and payable on an interest payment date falling on or prior to the relevant Redemption Date shall be payable to the holders of those debentures, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the debentures, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or
(2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity for the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if that firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with May.

     "Comparable Treasury Price" means with respect to any Redemption Date for the debentures (1) the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Salomon Smith Barney Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), May shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

     Notice of any redemption by May will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of the debentures to be redeemed. If less than all the debentures are to be redeemed at May's option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the debentures to be redeemed in whole or in part.

APPLICATION OF DEFEASANCE PROVISIONS

     The debentures are subject to defeasance and covenant defeasance as described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying prospectus.

     To elect defeasance or covenant defeasance May is required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money and/or U.S. Government Obligations (as defined) in the trust created when May elects defeasance or covenant defeasance will not cause the Holders of the debentures to recognize income, gain or loss for Federal income tax purposes.

BOOK-ENTRY SYSTEM

     The debentures initially will be represented by one or more book-entry securities (the "Book-Entry Securities") deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The term "Depositary" refers to DTC or any successor depositary. Except as set forth below, the debentures will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. Except in the limited circumstances as described under "Description of the Debt Securities -- Global Securities" in the prospectus, owners of beneficial interests in the Book-Entry Securities will not be entitled to have debentures represented by those Book-Entry Securities registered in their names, will not receive or be entitled to receive physical delivery of those debentures in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     DTC has advised May that it is a limited-purpose trust company created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions in those securities between Participants through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or Indirect Participants.

     The Depositary advises that its established procedures provide that (1) upon issuance of the debentures by May, the Depositary will credit the accounts of Participants designated by the underwriters with the principal amounts of the debentures purchased by the underwriters, and (2) ownership of interests in that Book-Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary, the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in each Book-Entry Security is limited to that extent.

     So long as a nominee of the Depositary is the registered owner of each Book-Entry Security, that nominee for all purposes will be considered the sole owner or holder of the debentures under the Indenture. Except as provided below, owners of beneficial interests in the Book-Entry Securities will not be entitled to have debentures registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     None of May, the Trustee, any paying agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Book-Entry Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     For additional information regarding the Book-Entry System, see "Description of the Debt Securities -- Global Securities" in the Prospectus.

ADDITIONAL DEBENTURES

     The debentures are initially being offered in the aggregate principal amount of $200,000,000. We may, without the consent of the holders of the debentures, create and issue additional debentures ranking equally with the debentures in all respects, including having the same CUSIP number, so that such additional debentures shall be consolidated and form a single series with the debentures and shall have the same terms as to status, redemption or otherwise as the debentures. No additional debentures may be issued if an Event of Default has occurred and is continuing with respect to the debentures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the debentures will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by May in immediately available funds or the equivalent. The debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the debentures will therefore be required by the Depositary to settle in immediately available funds.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated July 11, 2000, the underwriters named below have severally agreed to purchase, and May has agreed to sell to them, severally, the respective principal amounts of debentures set forth below.

                                                               PRINCIPAL
                                                               AMOUNT OF
                            NAME                               DEBENTURES
                            ----                              ------------
Morgan Stanley & Co. Incorporated...........................  $ 92,000,000
Chase Securities Inc. ......................................    54,000,000
Salomon Smith Barney Inc. ..................................    54,000,000
                                                              ------------
     Total..................................................  $200,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the debentures are subject to, among other things, the approval of certain legal matters by counsel and to certain other conditions.

     The underwriters initially propose to offer part of the debentures directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession, not in excess of .425% of the principal amount of the debentures. Any underwriter may allow, and those dealers may reallow, a concession, not in excess of .250% of the principal amount of the debentures. After the initial offering of the debentures, the offering price and other selling terms may from time to time be varied by the underwriters.

     May and the Guarantor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     May has agreed not to offer, sell, contract to sell or otherwise dispose of any of its debt securities substantially similar to the debentures during the period beginning on the date of this prospectus supplement and continuing to and including the date the debentures are delivered to the underwriters, without the prior written consent of Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Salomon Smith Barney Inc.

     May does not intend to apply for listing of the debentures on a national securities exchange, but has been advised by the several underwriters that those firms presently intend to make a market in the debentures as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the debentures, and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the debentures.

     May estimates that it will spend approximately $125,000 for printing, rating agency, trustee and legal fees and other expenses related to this offering.

     Certain of the underwriters and their affiliates engage in transactions with and perform services for May and the Guarantor in the ordinary course of business and have engaged, and may in the future engage, in investment banking and commercial banking transactions with May and the Guarantor. Helene L. Kaplan, a director of Guarantor, is a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc.

     In order to facilitate the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the debentures for their own account. In addition, to cover overallotments or to stabilize the price of the debentures, the underwriters may bid for, and purchase, the debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debentures in the offering, if the syndicate repurchases previously distributed debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debentures above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                    EXPERTS

     The consolidated financial statements and schedules of the Guarantor included or incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 29, 2000, incorporated by reference in the prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended April 29, 2000 and May 1, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL MATTERS

     The validity of the debentures offered hereby will be passed upon for May by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Davis Polk & Wardwell. Helene L. Kaplan, of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, is a member of the Guarantor's board of directors and owns 17,504 shares of the Guarantor's common stock, with the associated rights attached thereto.

PROSPECTUS

                                 $1,000,000,000

                       The May Department Stores Company

                                DEBT SECURITIES

     This prospectus describes debt securities which The May Department Stores Company, a New York corporation, may issue and sell at various times:

     - The debt securities may be debentures, notes or other unsecured evidences of debt.

     - We may issue the debt securities in one or several series.

     - We will not issue more than $1 billion, or the equivalent amount in other currencies, principal amount of debt securities under this prospectus.

     - The May Department Stores Company, a Delaware corporation, will unconditionally guarantee the debt securities.

     - We will determine the terms of each series of debt securities at the time of sale, and will specify those terms in a prospectus supplement which we will deliver, together with this prospectus, at the time of sale.

     We may sell the debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to investors. We will include more information about the way a particular debt security will be distributed in the prospectus supplement relating to that debt security.

     You should read this prospectus and the applicable prospectus supplement carefully before you invest.

                            ------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

February 16, 1999

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Where You Can Find More Information.........................      2
Information About May -- the Issuer of the Debt
  Securities................................................      3
Information About the Guarantor.............................      3
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      4
Description of Debt Securities..............................      4
Plan of Distribution........................................     11
Experts.....................................................     11
Validity of the Debt Securities.............................     11

                            ------------------------

     You should rely only on the information contained in, or incorporated by reference into, this prospectus or the applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus or the applicable prospectus supplement. We will offer to sell these debt securities and seek offers to buy these debt securities only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement is accurate only as of the dates of this prospectus and the applicable prospectus supplement, regardless of the time of delivery of this prospectus and the applicable prospectus supplement or any sale of debt securities. In this prospectus, "May", "we", "us" and "our" refer to the issuer of these debt securities, The May Department Stores Company, a New York corporation, and the "Guarantor" refers to The May Department Stores Company, a Delaware corporation and the sole shareowner of May.
                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     The Guarantor currently files, and May, prior to May 24, 1996, filed reports, proxy statements and other information with the SEC. You can obtain copies of these filings at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Those filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate information already on file at the SEC by reference, which means that we can disclose important information to you by referring you to those documents. The information we refer you to is considered to be part of this prospectus. Later information that May or the Guarantor files with the SEC will automatically update this prospectus. We refer you to the following documents:

        (a) The Guarantor's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

        (b) The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended May 2, 1998, August 1, 1998 and October 31, 1998.

        (c) The Guarantor's Current Reports on Form 8-K dated February 12, 1998, March 20, 1998, April 22, 1998, September 22, 1998, September 29, 1998, October 28, 1998, October 30, 1998 and November 13, 1998.

     We also refer you to all future filings made with the SEC under Sections 13(a), 13(c), or 14 or 15(d) of the Securities Exchange Act until we sell all of the debt securities. You may receive a copy of any of these filings, at no cost, by writing or telephoning us at the following address: The May Department Stores Company, 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Corporate Communications Department, (314) 342-6300.

     You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the debt securities. The registration statement may contain additional information that may be important to you.

                            ------------------------

           INFORMATION ABOUT MAY -- THE ISSUER OF THE DEBT SECURITIES

     May is one of the nation's largest retailing companies. Its eight department store divisions operate 393 department stores in 32 states and the District of Columbia under the following trade names and are headquartered in the following cities:

     - Lord & Taylor, New York City;

     - Hecht's, Washington, D.C., also operating as Strawbridge's, Philadelphia;

     - Foley's, Houston;

     - Robinsons-May, Los Angeles;

     - Filene's, Boston;

     - Kaufmann's, Pittsburgh;

     - Famous-Barr, St. Louis, also operating as L.S. Ayres, Indianapolis and as The Jones Store, Kansas City; and

     - Meier & Frank, Portland, Oregon.

     May was organized under the laws of the State of New York on June 4, 1910. We employ approximately 125,000 people in 32 states, the District of Columbia and nine offices overseas. Our principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and our telephone number is 314-342-6300.

                        INFORMATION ABOUT THE GUARANTOR

     The Guarantor was organized under the laws of the State of Delaware. The Guarantor became the sole shareowner of May pursuant to a share exchange implemented on May 24, 1996, which resulted in changing the state of incorporation of the publicly traded company from New York to Delaware. The Guarantor's principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and its telephone number is 314-342-6300.

                                USE OF PROCEEDS

     We will add the net proceeds from the sale of the debt securities to our general funds. We may use the net proceeds to repay a portion of our outstanding commercial paper and other short-term indebtedness, to finance our operations, and for general corporate purposes, including stock repurchases, investments and acquisitions by us or by the Guarantor. If we identify a specific purpose for the net proceeds of an offering of debt securities, we will describe that purpose in the applicable prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges of the Guarantor for the periods indicated. All amounts for periods prior to May 24, 1996 represent financial information for May. May was the publicly traded entity prior to the May 24, 1996 share exchange that resulted in the Guarantor becoming the publicly traded company.

                                                    39 WEEKS ENDED                       FISCAL YEAR(1)
                                             -----------------------------    ------------------------------------
                                             OCT. 31, 1998    NOV. 1, 1997    1997    1996    1995    1994    1993
                                             -------------    ------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(2)....         3.2             2.9         4.3     4.3     4.3     4.4     3.9
                                                  ===             ===         ===     ===     ===     ===     ===

------------
(1) Fiscal years 1997, 1996, 1995, 1994 and 1993 ended on January 31, 1998,
February 1, 1997, February 3, 1996, January 28, 1995 and January 29, 1994, respectively. Fiscal year 1995 included 53 weeks.

(2) For purposes of computing the ratios of earnings to fixed charges, we calculated earnings by adding to pretax earnings (a) fixed charges, excluding capitalized interest and the pretax equivalent of preferred stock dividend requirements, and (b) the total of adjustments to recognize amortization of previously capitalized interest and then subtracting dividends on ESOP Preference Shares. We calculated fixed charges by adding gross interest expense, including interest on long-term, short-term and ESOP debt, and amortization of debt discount and debt issue expense, that portion of rent expense deemed representative of the interest factor in such rent expense and the pretax equivalent of preferred stock dividend requirements.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities we intend to issue. As used in this prospectus, "Debt Securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue, the Guarantor guarantees and a trustee authenticates and delivers under the applicable indenture. You should refer to the prospectus supplement for the specific terms of the Debt Securities offered through that prospectus supplement. We will indicate in the prospectus supplement if any general provisions outlined in this section will not apply to those Debt Securities.

     We will issue the Debt Securities under one or more substantially identical indentures with one or more trustees. The indentures may include an indenture dated as of June 17, 1996 (the "Indenture") with The First National Bank of Chicago, as Trustee, under which we may issue an unlimited amount of Debt Securities.

     This summary is not complete and may not contain all of the information that is important to you. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we refer to sections, we mean sections in the Indenture.

GENERAL

     The Indenture provides for the issuance of Debt Securities from time to time, in one or more series. A prospectus supplement relating to a series of Debt Securities will include specific terms relating to the offering. (section
301) These terms will include some or all of the following:

     - the title of the Debt Securities;

     - any limit on the aggregate principal amount of the Debt Securities;

     - the date or dates on which the Debt Securities will mature;

     - the rate or rates, which may be fixed or variable, per annum at which the Debt Securities will bear interest and the date from which such interest will accrue;

     - the dates on which interest will be payable and the record dates for the payment dates;

     - any mandatory or optional sinking fund or purchase fund or analogous provisions;

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

     - if applicable, the date after which and the price or prices at which the Debt Securities may be redeemed at our option or at the option of the Holder of the Debt Securities and the other detailed terms and provisions of any optional or mandatory redemption;

     - the place or places of payments on the Debt Securities;

     - whether the Debt Securities are issuable as Bearer Securities and, if so, whether Registered Securities are issuable;

     - special provisions relating to the issuance of any Bearer Securities of any series;

     - the currency in Dollars, Foreign Currency or any composite currency of any series;

     - any deletions from, changes in or additions to Events of Default or covenants of May in the Indenture;

     - the form of Debt Securities, Guarantee and Coupons, if any; and

     - any other terms of the Debt Securities.

FORM, DENOMINATIONS AND TRANSFERS

     We may issue the Debt Securities as Registered Securities, as Bearer Securities or both. We may issue Debt Securities of a series in global form, as described below under "Global Securities." Unless the applicable prospectus supplement specifies otherwise, we will issue

     - Registered Securities denominated in U.S. dollars only in denominations of $1,000 or any multiple of $1,000, and

     - Bearer Securities denominated in U.S. dollars only in denominations of $5,000.

The prospectus supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the applicable denomination. (section 302)

     At the option of the Holder and subject to the terms of the Indenture, the Holder may exchange Bearer Securities (with all unmatured coupons, except as provided below) of any series into an equal aggregate principal amount of Registered Securities or Bearer Securities of the same series with the same interest rate and maturity date. The Holder also may exchange Registered Securities of any series into an equal aggregate principal amount of Registered Securities of the same series with the same interest rate and maturity date. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in some circumstances, a Special Record Date and the relevant Interest Payment Date, the Holder will not have to surrender the coupon relating to such Interest Payment Date. A Holder may not exchange Registered Securities for Bearer Securities. (section 305)

     A Holder may present Debt Securities for exchange, and may present Registered Securities, other than a Book-Entry Security, for registration of transfer, with the form of transfer endorsed thereon duly executed, at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such registration of transfer or exchange will be effective when the transfer agent or the Security Registrar, as the case may be, is satisfied with the documents of title and identity of the person making the request. A Holder may transfer Bearer Securities by delivery. (section 305)

ORIGINAL ISSUE DISCOUNT SECURITIES

     We may offer and sell Debt Securities under the Indenture as Original Issue Discount Securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the special Federal income tax, accounting and other considerations applicable to them. An "Original Issue Discount Security" provides that we will pay less than the full principal amount if the maturity is accelerated or if the security is redeemed before its maturity upon the occurrence and continuation of an Event of Default. (section
502)

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

GUARANTEE

     The Guarantor will unconditionally guarantee the payment of

     - the principal of,

     - any sinking fund payment,

     - any premium,

     - interest and

     - any Redemption Price

on the Debt Securities when and as they shall become due and payable, whether at maturity, upon acceleration or redemption or otherwise, pursuant to the terms of the Debt Securities and of the Indenture. The Guarantor will endorse a Guarantee on each Debt Security. (section 1201) May, the Guarantor and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to, among other things, add any additional guarantor with respect to all or any series of Debt Securities. (section 801)

PAYMENT AND PAYING AGENTS

     In the applicable prospectus supplement, we will designate a Paying Agent at whose office you can receive all payments on Registered Securities. We may elect to pay any interest on Registered Securities (1) by check mailed to the address in the Security Register of the Person entitled thereto or (2) by wire transfer to an account specified in the Security Register maintained by the Person entitled thereto. Unless we indicate otherwise in an applicable prospectus supplement, we will pay any installment of interest on Registered Securities to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (sections 307 and 902)

     We will pay all payments on Bearer Securities in the currency and in the manner designated in the applicable prospectus supplement. (section 902)

GLOBAL SECURITIES

     We may issue the Debt Securities of a series in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We expect to deposit any of the global securities we issue in the United States with The Depository Trust Company, as Depositary. We may issue global securities in fully registered form, and in either temporary or permanent form. Unless and until a Depositary exchanges a global security in whole or in part for the individual Debt Securities it represents, the Depositary may not transfer a global security. However, the Depositary, its nominees and their successors may transfer a global security as a whole to one another. (section 203)

     We will describe the specific terms of the depositary arrangement with respect to particular Debt Securities in the prospectus supplement relating to those Debt Securities. Unless we indicate otherwise in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

     Upon the issuance of a global security, the Depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by that global security to the accounts of persons that have accounts with such Depositary ("Participants"). The underwriters, dealers or agents or May will designate such accounts. We will limit ownership of beneficial interests in such global security to Participants or persons that may hold interests through Participants. The Depositary or its nominee will maintain records showing the Participants' ownership of and transfers of beneficial interests in global securities. Each Participant will maintain records showing the ownership of and transfers of beneficial interests in global securities held through that Participant. Transfers in ownership must be shown on these records to be effective. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

     So long as the Depositary or its nominee is the registered owner of a global security, we will consider the Depositary or nominee the sole owner or holder of the Debt Securities represented by the global security for all purposes. Except as described below or in the applicable prospectus supplement, if you own a beneficial interest in a global security:

     - you cannot have Debt Securities registered in your own name;

     - you cannot receive physical certificates for your interest in the Debt Securities; and

     - you will not be considered an owner or holder of Debt Securities under the Indenture, and therefore must look to your own bank or brokerage firm for payments on Debt Securities and protection of your legal rights relating to the Debt Securities.

     We will make payments with respect to Debt Securities represented by a global security registered in the name of a Depositary to the Depositary. May, the Guarantor, any trustee, any Paying Agent, the Security Registrar or any transfer agent for Debt Securities represented by a global security will not be responsible or liable for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

OPTIONAL REDEMPTION

     We will describe any optional redemption provisions relating to any series of Debt Securities in the applicable prospectus supplement for that series of Debt Securities.

SINKING FUND

     We will describe any sinking fund provisions relating to any series of Debt Securities in the applicable prospectus supplement for that series of Debt Securities.

CERTAIN RESTRICTIONS

     Unless we specify otherwise in the applicable prospectus supplement, there will not be any covenants in the Indenture or the Debt Securities that would protect you against a highly leveraged or other transaction involving May or the Guarantor that may adversely affect you as a Holder of Debt Securities.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES; CERTAIN DEFINITIONS

     The Indenture contains certain restrictive covenants that apply to May, the Guarantor and the Restricted Subsidiaries. Those covenants do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of May and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets, Funded Debt or Secured Indebtedness under the Indenture. Investments by May or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets.

     "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by May, by one or more other Subsidiaries or by May and one or more other Subsidiaries.

     "Unrestricted Subsidiaries" are those Subsidiaries defined as such by the Indenture, i.e., certain finance Subsidiaries acquired or formed subsequent to the date of the Indenture, certain foreign Subsidiaries, certain real estate Subsidiaries and those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture).

     "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries.

     A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary all of the outstanding Funded Debt and capital stock of which (except directors' qualifying shares) is owned by May and its other Wholly-owned Restricted Subsidiaries. (section 101)

     "Consolidated Net Tangible Assets" means the total amount of assets of May and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after excluding Investments made in Unrestricted Subsidiaries or in corporations while they are Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation, after deducting

          - all liabilities and liability items, including amounts in respect of capitalized leases, except Funded Debt, capital stock and surplus, surplus reserves, deferred income taxes and deferred investment tax credits, and

          - goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. (section 101)

     "Funded Debt" includes

          - indebtedness maturing more than 12 months after the time of computation of the amount thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after the time of the computation of the amount thereof,

          - guarantees of such indebtedness or of such obligations of others or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business and except guarantees of such indebtedness or such obligations which are otherwise included in the definition of Funded Debt, and

          - in the case of any Subsidiary all Preferred Stock of such Subsidiary.

Funded Debt does not include any obligations in respect of lease rentals whether or not such obligations would be included as liabilities on a consolidated balance sheet of May and its Restricted Subsidiaries. May or any Restricted Subsidiary shall be deemed to have assumed Funded Debt secured by any Mortgage upon any of its properties or assets whether or not it has actually done so. (section 101)

     "Secured Indebtedness" means any Indebtedness which is secured by a Mortgage upon any assets of May or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Subsidiary owned by May or a Restricted Subsidiary, provided that Indebtedness secured by a Mortgage incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from Federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended, shall not be deemed Secured Indebtedness. (section 101)

LIMITATION ON LIENS

     Unless the aggregate principal amount of all outstanding Secured Indebtedness of May and its Restricted Subsidiaries, the unsecured Funded Debt of the Restricted Subsidiaries, exclusive of any unsecured Funded Debt or Secured Indebtedness owed to May or a Wholly-owned Restricted Subsidiary, and the Indebtedness to be secured does not exceed 15% of Consolidated Net Tangible Assets, May may not, and may not permit any Restricted Subsidiary to, mortgage, pledge or create (by merger or otherwise) any lien, security interest, conditional sale or other title retention agreement or other similar encumbrance on any of the assets of May or any of its Restricted Subsidiaries (except to secure Indebtedness to May or any of its Wholly-owned Restricted Subsidiaries) without making effective provision to secure the Debt Securities at least equally and ratably with such Indebtedness, so long as such Indebtedness is so secured.

     The foregoing provision, however, does not prevent certain purchase money mortgage liens or the refunding or extension thereof, certain non-recourse liens on real property to reimburse May or any of its Restricted Subsidiaries for the cost or acquisition of or improvements to such real property, existing Mortgages, tax liens and other liens incurred in the ordinary course of business which do not materially limit the use of the property subject thereto in the operation of the business of May or of any Restricted Subsidiary or impair the value of such property for the purposes of such business, Mortgages on assets of a Restricted Subsidiary existing on the date it became a Subsidiary, or any refundings or extensions thereof not exceeding the principal amount of the Indebtedness so refunded, or extended, and applying only to the same property or assets. (section 905)

RESTRICTIONS ON MERGERS

     Neither May nor the Guarantor may consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of its properties and assets to another corporation, unless

     - the successor corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and assumes payment of the principal of, and premium, if any, and interest, if any, on the Debt Securities and the performance and observance of the Indenture and

     - such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any covenant or condition of the Indenture. (section 701)

WAIVER, MODIFICATION AND AMENDMENT

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any particular series may waive certain past defaults. (section
511) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities, voting as a class and not by individual series, or, if less than all of the several series of Outstanding Debt Securities are affected, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected, may waive May's and the Guarantor's compliance with certain restrictive provisions. (section 911) In order to determine the aggregate principal amount of any Outstanding Debt Securities not payable in U.S. dollars, the principal amount of the Debt Securities shall be deemed to be that amount of U.S. Dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such foreign currency or such currency unit as we or an authorized exchange rate agent may determine. (section 101)

     May, the Guarantor and the Trustee may modify and amend the Indenture with the consent (1) of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities (voting as a class and not by individual series), or (2) if less than all of the several series of Debt Securities then outstanding are affected by the modification or amendment, of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series so affected. However, no modification or amendment may, without the consent of the Holder of each Debt Security who is affected,

     - change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

     - reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of any Debt Security, or reduce the amount of the principal of a Discounted Debt Security that would be due and payable upon a declaration of acceleration of the Maturity thereof;

     - change the place or currency of payment of principal or premium or interest on any Debt Security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or

     - reduce the percentages of Holders of Debt Securities or of Holders of Debt Securities of any particular series required to consent to a modification or amendment of the Indenture.

     Any modification or amendment which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series. (section 802)

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to any particular series of Debt Securities:

     - failure to pay the principal of, or premium, if any, on any Debt Security of that series, or to make any sinking fund payment on any Debt Security of that series, when due;

     - failure to pay any interest installment on any Debt Security of that series when due that continues for 30 days;

     - failure to perform any other covenant of May or the Guarantor, in each case other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series, that continues for 60 days after written notice;

     - certain events of bankruptcy, insolvency, or reorganization; and

     - any other defaults provided with respect to Debt Securities of that series. (section 501)

     If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the series generally may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. In the case of Original Issue Discount Securities, a specified portion of the principal amount may be due and payable. If that happens, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration. (section 502)

     The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

     - the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

     - the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin such proceeding;

     - the Trustee has not started such proceeding within 60 days after receiving the request; and

     - the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series during those 60 days.

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment. (sections 506 and 509)

DEFEASANCE AND COVENANT DEFEASANCE

     When we establish a series of Debt Securities, we can provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to such Debt Securities, except as otherwise provided in the applicable Indenture ("defeasance"), or (2) to be released from our obligations with respect to such Debt Securities described above under "Limitations on Liens," and "Restrictions on Mergers" ("covenant defeasance"), if we deposit with the Trustee, in trust for such purpose, sufficient money, and/or U.S. Government Obligations or Foreign Government Securities to pay the principal of, and premium, if any, interest and any other sums due on such Debt Securities, on the scheduled due dates for these payments. The prospectus supplement will describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to any series of Debt Securities and the effect of such defeasance or covenant defeasance under Federal tax law. (section 403)

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

REGARDING THE TRUSTEE

     We engage in banking transactions in the ordinary course of business with The First National Bank of Chicago.

                              PLAN OF DISTRIBUTION

     We may sell or offer to sell Debt Securities directly or to or through underwriters, agents or dealers who will be named in the prospectus supplement or an underwriting syndicate, represented by one or more managing underwriters, that we will name in the prospectus supplement.

     We may distribute Debt Securities from time to time in one or more transactions and may sell them at a fixed price or prices, which we may change, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities to underwriters, underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. Underwriters, agents and dealers that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be considered underwriting discounts and commissions under the Securities Act. We will identify any such underwriter and describe any such compensation in the prospectus supplement.

     We may agree to indemnify underwriters, agents and dealers who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act.

     The Debt Securities are new securities with no established trading market. If we have not listed a series of Debt Securities offered hereunder on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give you any assurance that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

                                    EXPERTS

     The consolidated financial statements and schedules of the Guarantor incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                        VALIDITY OF THE DEBT SECURITIES

     The validity of the Debt Securities and the Guarantee will be passed upon for May and the Guarantor, respectively, by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters or agents by counsel we will identify in the prospectus supplement. A member of Skadden, Arps, Slate, Meagher & Flom LLP beneficially owns 4,000 shares of the Guarantor's common stock. Mrs. Helene Kaplan, Esq., of counsel to Skadden, Arps, Slate, Meagher & Flom LLP, is a member of the Guarantor's board of directors and owns 8,910 shares of the Guarantor's common stock.

                                       11